                          [FIRST FINANCIAL LETTERHEAD]

                                 PRESS RELEASE

Release Date:
                                                Further Information:

IMMEDIATE RELEASE
                                                (Patrick J. Coyne)
                                                Chairman of the Board, President
                                                and Chief Executive Officer
                                                            - or -
                                                William C. Marsh
                                                Executive Vice President
                                                Chief Financial Officer

January 15, 1997                                Phone: 301/724-3363

           FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND ANNOUNCES
               RECORD EARNINGS FOR SECOND QUARTER OF FISCAL 1997

Cumberland, MD, January 15, 1997 - First Financial Corporation of Western Maryland (Nasdaq: FFWM), the holding company for First Federal Savings Bank of Western Maryland, today announced consolidated net income for the quarter ended December 31, 1996, of $1.2 MILLION or $0.55 per share. Net income for the quarterly period increased $374,000 or 46.1%, as compared to net income of $811,000 or $0.37 per share for the quarter ended December 31, 1995. The Corporation's annualized return on average assets and return on average equity increased to 1.33% and 11.53%, respectively, for the three months ended December 31, 1996, compared to 0.97% and 8.18%, respectively, for the same period in the prior fiscal year.

For the six month period ended December 31, 1996, the Corporation realized consolidated net income of $2.4 MILLION or $1.11 per share before the one-time special Savings Association Insurance Fund (SAIF) assessment incurred during the first quarter of the fiscal year, as compared to net income of $1.6 million or $0.74 per share for six month period ended December 31, 1995. Net income for the six months ended December 31, 1996 after the SAIF assessment was $1.2 million or $0.57 per share.

Patrick J. Coyne, Chairman of the Board, President and Chief Executive Officer of the Corporation and the Bank, said, "The second quarter fiscal 1997 financial results represented record core quarterly earnings. The Corporation continues, through the efforts of the Bank's management and employees, to experience sound earnings and asset growth while improving key return on asset, return on equity and net interest margin ratios as well as asset quality."

PRESS RELEASE
Page 2 of 3
January 15, 1997

Mr. Coyne attributed the Corporation's improved operating results for the quarterly and year-to-date fiscal 1997 periods primarily to an increase in net interest income related principally to continued loan portfolio growth. The Corporation's net interest income before provision for loan losses increased $1.0 million or 15.8% to $7.8 million for the six months ended December 31, 1996, compared to $6.8 million for the same period in fiscal 1996. The Corporation's net interest spread increased to 3.97% for the six month period ended December 31, 1996, from 3.78% for the same six month period in the prior fiscal year.

The Corporation originated $88.2 million in new loans during the first six months of fiscal 1997, resulting in an increase in total loans receivable of $48.4 million or 19.9% to $291.5 million at December 31, 1996 from $243.1 million at June 30, 1996.

In connection with the growth in the loan portfolio, total assets reached a record $360.8 million at December 31, 1996, compared to $322.0 million at June 30, 1996. Deposits increased to $276.8 million at December 31, 1996 from $274.8 million at June 30, 1996. Total stockholders' equity increased to $42.1 million at December 31, 1996, from $41.7 million at June 30, 1996. The Corporation continues to leverage capital through interest-earning asset growth while maintaining a strong capital position with a capital-to-assets ratio well above regulatory requirements at 11.7% as of December 31, 1996.

The Corporation continued to strengthen its balance sheet as non-performing assets net of related reserves decreased $2.6 million or 41.0% to $3.8 million at December 31, 1996, compared to $6.4 million at June 30, 1996. Non-performing assets as a percentage of total assets decreased to 1.05% at December 31, 1996, from 2.00% at June 30, 1996. Total loan loss and real estate owned reserves represented 216% of non-performing assets at December 31, 1996.

On November 26, 1996, the Corporation and Keystone Financial, Inc. (Nasdaq:
KSTN) entered into a definitive agreement whereby Keystone will acquire the Corporation and its subsidiaries, including the Bank. The merger transaction, which is subject to regulatory and stockholder approval, is expected to be completed during the second quarter of calendar 1997.

First Federal Savings Bank of Western Maryland is a federally chartered, FDIC-insured stock savings bank which conducts its business through 10 offices located within the greater Cumberland area, Hagerstown, Frostburg, Oakland and Westernport, Maryland.

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PRESS RELEASE
Page 3 of 3
January 15, 1997

                 FIRST FINANCIAL CORPORATION OF WESTERN MARYLAND
                          SUMMARY OF OPERATING RESULTS

QUARTER ENDED DECEMBER 31:                                               1996                   1995
--------------------------                                               ----                   ----
Net income before provision for income taxes                          $1,917,000             $1,286,000

Provision for income taxes                                               732,000                475,000
                                                                      ----------             ----------

Net income                                                            $1,185,000             $  811,000
                                                                      ==========             ==========

Net income per share                                                       $0.55                  $0.37
Annualized return on average assets                                        1.33%                  0.97%
Annualized return on average stockholders' equity                         11.53%                  8.18%

SIX MONTHS ENDED DECEMBER 31:                                            1996                   1995
-----------------------------                                            ----                   ----
Net income before provision for income taxes and
         one-time SAIF assessment                                     $3,894,000             $2,600,000

Provision for income taxes                                             1,493,000                987,000
                                                                      ----------             ----------

Net income before one-time SAIF assessment                             2,401,000              1,613,000

One-time SAIF assessment, net of income taxes                          1,172,000                      -
                                                                      ----------             ----------

Net income                                                            $1,229,000             $1,613,000
                                                                      ==========             ==========

Net income per share:
         Net income before one-time SAIF assessment                        $1.11                  $0.74
         One-time SAIF assessment, net of income taxes                     -0.54                      -
                                                                           -----                  -----
              Net income per share                                         $0.57                  $0.74
                                                                           =====                  =====
Annualized return on average assets:
         Before one-time SAIF assessment                                   1.40%                   .97%
         After one-time SAIF assessment                                    0.72%                   .97%
Annualized return on average stockholders' equity:
         Before one-time SAIF assessment                                  11.47%                  8.22%
         After one-time SAIF assessment                                    5.97%                  8.22%

BALANCE SHEET DATA                                                     12/31/96               06/30/96
------------------                                                     --------               --------
Total assets                                                        $360,849,000           $321,994,000
Total loans                                                         $291,487,000           $243,113,000
Total deposits                                                      $276,795,000           $274,756,000
Total stockholders' equity                                           $42,142,000            $41,707,000
Total shares outstanding                                               2,167,896              2,176,739
Book value per share                                                      $19.44                 $19.16